FOR IMMEDIATE RELEASE
DATE: October 4, 2017

XENIA HOTELS & RESORTS ACQUIRES HYATT REGENCY SCOTTSDALE RESORT & SPA
AT GAINEY RANCH AND ROYAL PALMS RESORT & SPA FOR $305 MILLION

Orlando, FL - October 4, 2017 - Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced its acquisition of Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, a 493-room upper upscale resort located in Scottsdale, Arizona, and Royal Palms Resort & Spa, a 119-room luxury resort located in Phoenix, Arizona that is part of The Unbound Collection by Hyatt. The Company acquired the two hotels from affiliates of Hyatt Hotels Corporation for a combined purchase price of $305 million, or approximately $498,350 per key. The purchase price represents an estimated 12.6x multiple on 2017 forecasted Hotel EBITDA. The Company currently forecasts that the hotels will generate approximately $6 million of Hotel EBITDA for the remainder of 2017. Additional details on the transaction can be found in the presentation posted on the Company’s website, www.xeniareit.com.

“The acquisition of Hyatt Regency Scottsdale and Royal Palms demonstrates our continued effort to invest in high-quality, uniquely positioned, premium full service and lifestyle hotels in top lodging markets,” stated Marcel Verbaas, President and Chief Executive Officer of Xenia. “We are thrilled to have been able to add two terrific hotels in one of our target markets that benefits from many diverse demand generators. While the hotels are in good physical condition and have strong in-place cash flows, we believe we will be able to drive further growth as we work with Hyatt to continue to optimize operations, reap the

Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch

benefits of the recent branding of Royal Palms and make targeted capital improvements to further upgrade both properties. The market boasts relatively low supply growth over the next several years and the combination of these two hotels, each of which are focused on different segments within the overall lodging market, positions us well to take advantage of all the unique demand drivers of the Scottsdale-area.”

Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch features 493-rooms, 70,000 square feet of meeting space and impressive amenities including a 2.5-acre resort pool, eight food and beverage outlets, four tennis courts, Spa Avania and access to 27-holes of golf.

Royal Palms Resort & Spa, located along the Camelback corridor, is a luxury resort that is part of The Unbound Collection by Hyatt. The property is an iconic historic hotel in the Phoenix-area with 119-rooms, 20,000 square feet of meeting space, T. Cook’s, an award-winning Mediterranean restaurant, The Mix Up Bar, and the Alvadora Spa.

The Scottsdale/Paradise Valley market is the top performing tract in the Greater Phoenix region due to its national and international recognition as a premier meeting and resort destination. Downtown Scottsdale is among the most unique urban centers, as it is home to acclaimed dining, entertainment and nightlife, while being only minutes from mountain ranges and outdoor activities.

Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch

Royal Palms Resort & Spa

Both hotels will continue to be managed by Hyatt. Following this transaction, Hyatt manages eight hotels for Xenia.

“We are excited to have found additional opportunities to expand our relationship with Hyatt, including our first acquisition affiliated with The Unbound Collection by Hyatt,” continued Mr. Verbaas. “The Unbound Collection by Hyatt fits well into our overall strategy of owning unique, experience-driven lifestyle hotels and we look forward to blending this brand into our portfolio of hotels.”

"We are proud to further grow our portfolio with Xenia, as we work together to advance Hyatt's asset recycling strategy," said Steve Haggerty, global head of capital strategy and franchising for Hyatt. “With Xenia, we look forward to continue delivering the exceptional service and experiences for which these two iconic Arizona resorts are known.”

The acquisition was funded with a combination of cash available on the Company’s balance sheet, a new $100 million mortgage loan, and a new $125 million senior unsecured term loan. The new mortgage loan is collateralized by the Renaissance Atlanta Waverly Hotel & Convention Center, matures in August
Royal Palms Resort & Spa

2024, and bears an interest rate of LIBOR plus 210 basis points. The new term loan matures in September 2024 and bears an interest rate based on a pricing grid with a range of 170 to 255 basis points plus LIBOR, determined by the Company’s leverage ratio. Based on the Company’s pro forma leverage ratio, the current effective interest rate is LIBOR plus 170 basis points. The term loan also includes an accordion option that allows the Company to request additional lender commitments up to a total of $125 million.

About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service and lifestyle hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels, including 37 wholly owned hotels, comprising 11,533 rooms, across 18 states and the District of Columbia. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott®, Hyatt®, Kimpton®, Aston®, Fairmont®, Hilton®, and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, and Davidson Hotels & Resorts. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 13 premier brands. As of June 30, 2017 the Company's portfolio included 731 properties in 56 countries. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to create value for shareholders, build relationships with guests and attract the best colleagues in the industry. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Andaz®, Hyatt Centric®, The Unbound Collection by Hyatt™, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™ and Hyatt Residence Club® brand names and have locations on six continents. For more information, please visit www.hyatt.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” “forecasts,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements include statements in this press release regarding the acquisition of certain properties identified in the news release and Xenia’s expectations with respect to projected future performance of the properties. Forward-looking statements are based on Xenia’s current expectations and beliefs, which we believe to be reasonable, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Xenia's Annual Report on Form 10-K as filed on February 28, 2017, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Xenia, and Xenia assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

Contact: Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 246-8100

For additional information or to receive press releases via email, please visit our website at www.xeniareit.com

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